STATE OF DELAWARE

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1. Name of Statutory Trust: AmericaFirst Quantitative Funds

2. The Certificate of Amendment to the Certificate Trust is hereby amended as follows:

The Certificate of Trust of the Trust is hereby amended by changing the name of the Trust to DSS AmericaFirst Quantitative Funds.

3. This Certificate of Amendments shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the 31st day of December, 2021 A.D.

By: /s/_______________________

Trustee

Name: Rick A. Gonsalves